Exhibit 4.33

CONFORMED COPY

DEED OF ASSIGNMENT AND MORTGAGE

DATED 30 September, 2004

BETWEEN

EGGBOROUGH POWER (HOLDINGS) LIMITED

- and -

BARCLAYS BANK PLC

as Security Trustee

ALLEN & OVERY LLP

London

THIS DEED is dated 30 September, 2004

(1)	EGGBOROUGH POWER (HOLDINGS) LIMITED (registered number SC201083) (the Company); and

(2)	BARCLAYS BANK PLC (the Security Trustee) as agent and trustee for the Finance Parties.

WHEREAS:

(A)	The Company enters into this Deed in connection with the obligations of the Borrower under the Credit Agreement and the Asset Option Agreement and of the Company under the Share Option Agreement, the EPHL Assignment and the Shares Pledge (each as defined in the Credit Agreement defined below).

(B)	It is intended that this Deed takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Act means the Law of Property Act 1925.

Assigned Assets means all assets of the Company which are the subject of any security created under Clause 2 (Assignment of Share Purchase Agreement and Tax Deed of Covenant) of this Deed.

Borrower means Eggborough Power Limited.

Credit Agreement means the credit agreement originally dated 13th July, 2000, as amended and/or restated on 8th September 2000, 24th October 2000, 12th December 2000, 5th February 2001 and on or about the date of this Deed, between, among others, the Borrower and the Agent and under which a loan of £150,000,000 is made available to the Borrower.

Enforcement Event has the meaning given to it in the Intercreditor Agreement.

First Security Assignment means the security assignment between EPHL as assignor and the Issuer as assignee dated on or about the date of this Agreement.

Mortgaged Assets means all assets of the Company which are the subject of any security created under Clause 3 (Share Mortgage) of this Deed.

Notice of Assignment means the notice of assignment substantially in the form set out in Schedule 1.

Receipts Account means an account with that name opened by the Security Trustee with the Account Bank at any time after an Enforcement Event has occurred.

Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed.

Related Rights means any dividend or interest paid or payable in relation to any Shares and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

Secured Liabilities means:

(a)	all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any of the Obligors to the Finance Parties under the Finance Documents; and

(b)	all costs and expenses incurred by the Finance Parties in connection with the enforcement of, or the preservation of, its rights under the Finance Documents against any of the Obligors,

except for any obligation which, if it were so included, would result in this Deed contravening Sections 151 and 152 of the Companies Act 1985.

Security Assets means the Assigned Assets and the Mortgaged Assets.

Security Period means the period beginning on the date of this Deed and ending on the date on which the Security Trustee, acting reasonably, is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

Share Option has the meaning given to it in the EPHL Security Document.

Share Purchase Agreement means the share purchase agreement dated 16th November, 1999, and entered into between National Power plc and the Company.

Shares means:

(a)	the 1,000,001 ordinary shares of £1 each in the share capital of the Borrower together with all the shares in the Borrower in which the Company has an interest in the future; and

(b)	any other stocks, shares, debentures, bonds or other securities and investments in the Borrower legally or beneficially owned by the Company or in which the Company has an interest.

Tax Deed of Covenant means a tax deed of covenant dated 3rd March 2000 between National Power plc and the Company.

Unsecured Assets has the meaning given to “Assigned Property” in the First Security Assignment.

1.2	Construction

(a)	Terms defined in the Credit Agreement or the Accounts Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Credit Agreement are to be construed as references to this Deed.

(c)	If the Security Trustee considers that an amount paid by an Obligor or to a Finance Party under a Finance Document is capable of being avoided or set aside on the liquidation or administration of that Obligor or otherwise, then that amount will not be considered to have been irrevocably paid for the purpose of this Deed.

(d)	A person who is not a party to this Deed may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(e)	This Deed is subject to the terms of the Intercreditor Deed and the security constituted by this Deed is in each case subject to the EPHL Assignment and the Shares Pledge.

(f)	This Deed is subject to the terms and conditions of the Share Subscription Agreement and the Intercreditor Agreement and the rights and obligations of EPHL, the Security Trustee and/or any Receiver under this Deed are subject to the rights and obligations of EPHL, the Security Trustee and/or any Receiver under the Share Subscription Agreement and the Intercreditor Agreement.

(g)	Nothing in this Deed will in any way affect or prejudice the provisions of the EPHL Assignment and the Shares Pledge, which shall continue in full force and effect. It is intended that the rights of the Security Trustee and the Finance Parties under this Deed shall, so far as it relates to them, be in addition to their rights under the EPHL Assignment and the Shares Pledge.

(h)	The provisions of this Deed shall only become effective upon the occurrence of the Restatement Date.

2.	ASSIGNMENT OF SHARE PURCHASE AGREEMENT AND TAX DEED OF COVENANT

(a)	The Company, with full title guarantee and as continuing security for the payment of all the Secured Liabilities by the Borrower, assigns by way of security to the Security Trustee absolutely and, as security for payment of all Secured Liabilities, charges to the Security Trustee by way of first fixed charge:

(i)	all of the Company’s rights, title, interest and benefits under the Share Purchase Agreement and the Tax Deed of Covenant; and

(ii)	in relation to the above, all of the Company’s book and other debts, the proceeds of the same and all other moneys due and owing to the Company and the benefit of all rights, securities and guarantees of any nature enjoyed or held by it.

(b)	The Company shall promptly give notice of the assignment of its rights, title, interest and benefit in and to the Share Purchase Agreement and the Tax Deed of Covenant by sending notices to National Power plc substantially in the form of Schedule 1.

(c)	To the extent that any such rights, title, interest and benefit described in paragraph (a) is not assignable or capable of assignment, the purported assignment to be effected shall operate as an assignment of any and all damages, compensation remuneration, profit, rent or income which the Company may derive, be awarded or be entitled to in respect of that assignment.

(d)	Without prejudice to paragraph (a), if, pursuant to Clause 8 (Receipts Account), the Company is entitled to withdraw the proceeds or part proceeds of any book and other debts standing to the credit of the Receipts Account and, as a result, those proceeds or part proceeds are in any way released from the fixed charge created pursuant to paragraph (a) and stand subject to a floating charge, the release will in no way derogate from the subsistence and continuance of the fixed charge on all other outstanding book and other debts of the Company and the proceeds or remaining proceeds of those debts which are assigned and charged in paragraphs (a) and (c).

(e)	Notwithstanding paragraph (a), insofar as a fixed charge over the Assigned Assets set out in subparagraphs (a)(i) and (a)(ii) is expressed to be first ranking, it shall be first ranking subject to any fixed charge with respect to that asset created under the EPHL Assignment.

3.	SHARE MORTGAGE

3.1	General

(a)	The Company as security for the payment of all the Secured Liabilities and with full title guarantee charges in favour of the Security Trustee:

(i)	by way of a first equitable mortgage or a first fixed charge, all the Shares; and

(ii)	by way of a first fixed charge, all Related Rights.

(b)	Notwithstanding paragraph (a), insofar as an equitable mortgage or a fixed charge over the Mortgaged Assets set out in subparagraph (a) is expressed to be first ranking, it shall be first ranking subject to any equitable or fixed charge with respect to that asset created under the Shares Pledge.

3.2	Distribution

Notwithstanding the creation of an equitable mortgage of the Shares and Related Rights under Clause 3.1 or the creation of a legal mortgage or charge of the Shares and Related Rights under Clause 7.5, the Company shall be entitled to receive and retain any Distributions made to it in accordance with Clause 15.26 (Distributions) of the Credit Agreement.

4.	UNSECURED ASSETS

Notwithstanding any other provision of this Deed, this Deed does not create, nor does it purport to create, any Security Interest over the Unsecured Assets.

5.	PRESERVATION OF SECURITY

5.1	Continuing security

The security constituted by this Deed is continuing and will extend to the ultimate balance of all the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

5.2	Additional security

(a)	The security constituted by this Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Security Trustee for any Secured Liability.

(b)	The Security Interests created by or pursuant to this Deed shall be cumulative, in addition to and independent of every other Security Interest which the Security Trustee or any Finance Party may at any time hold for the Secured Liabilities or any other obligations, or any other rights, power and remedies provided by law. No prior security held by the Security Trustee (whether in its capacity as security trustee or otherwise) or any of the Finance Parties over the whole or any part of the Security Assets shall merge into the security constituted by this Deed

5.3	Waiver of defences

The obligations of the Company under this Deed will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed or prejudice or diminish those obligations in whole or in part including (whether or not known to it or the Security Trustee):

(a)	any time or waiver granted to, or composition with, the Borrower or other person;

(b)	the release of any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Deed shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Company’s obligations under this Deed shall remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Company’s obligations under this Deed be construed as if there were no such circumstance.

5.4	Immediate recourse

The Company waives any right it may have of first requiring the Security Trustee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before enforcing this Deed.

5.5	Appropriations

The Security Trustee (or any trustee or agent on its behalf) may at any time during the Security Period:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Finance Parties or the Security Trustee (or any other trustee or agent on their behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received on an enforcement of this Deed (with any interest on those moneys.

5.6	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of the Borrower, this Deed, any other security or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, this security and the liability of the Company under this Deed shall continue as if the discharge or arrangement had not occurred.

(b)	The Security Trustee may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and warranties

The Company makes the representations and warranties set out in this Clause 6 to the Security Trustee.

6.2	Powers and Authority

The Company has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

6.3	Legal Validity

This Deed, constitutes its valid, legally binding and enforceable obligations.

6.4	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected and are in full force and effect.

6.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not:

(a)	conflict with any existing law or regulation or judicial or official order to which it is subject;

(b)	conflict with the constitutional documents of the Company; or

(c)	conflict with any document which is binding upon the Company or any asset of the Company.

6.6	Security

This Deed creates those Security Interests it purports to create.

6.7	Security Assets

(a)	The Company is the legal and beneficial owner of the Security Assets and the Shares are fully paid.

(b)	Each of the Security Assets are free from any Security Interest (other than the Permitted Security Interests).

(c)	The Shares represent the whole of the issued share capital of the Borrower.

6.8	Share Purchase Agreement

(a)	Payments by National Power plc to the Borrower under the Share Purchase Agreement are not subject to rights of set-off or similar rights.

(b)	The Share Purchase Agreement is the legal, valid and binding obligation of it and (so far as it is aware) of each other party to it.

(c)	The Company is not in default of any of its obligations under the Share Purchase Agreement.

(d)	The Company’s entering into this Deed will not constitute a breach of the Share Purchase Agreement.

6.9	Tax Deed of Covenant

(a)	Payments by National Power plc to the Borrower under the Tax Deed of Covenant are not subject to rights of set-off or similar rights.

(b)	The Tax Deed of Covenant is the legal, valid and binding obligation of it and (so far as it is aware) of each other party to it.

(c)	The Company is not in default of any of its obligations under the Tax Deed of Covenant.

(d)	The Company’s entering into this Deed will not constitute a breach of the Tax Deed of Covenant.

6.10	Times for making representations and warranties

The representations and warranties set out in this Clause 6 are made on the Restatement Date.

7.	GENERAL UNDERTAKINGS

7.1	Duration

The undertakings in this Clause 7 remain in force throughout the Security Period.

7.2	Assigned Assets

(a)	The Company shall on the occurrence of an Enforcement Event:

(i)	get in and realise the Company’s debts and other moneys receivable by it under the Share Purchase Agreement and the Tax Deed of Covenant and hold the proceeds of such getting in and realisation (until payment into the Receipts Account if required in accordance with sub-paragraph (ii)) upon trust for the Security Trustee; and

(ii)	save to the extent that the Security Trustee otherwise agrees, pay the proceeds of the getting in and realisation in accordance with sub-paragraph (i) into the Receipts Account.

(b)	The Company authorises the Security Trustee to:

(i)	complete, execute and serve any demands, notices and certificates as it considers appropriate including, without limitation, all Notices of Assignment, in each case, to the extent required in connection with this Deed; and

(ii)	in the case of negotiable instruments referred to in sub-paragraph (b)(i) above, endorse all documents necessary to constitute the Security Trustee the holder of the documents.

7.3	The Share Purchase Agreement and Tax Deed of Covenant

(a)	To the date of this Deed the Company shall not amend or waive any provision of or terminate the Share Purchase Agreement or the Tax Deed of Covenant without the prior written consent of the Security Trustee and shall duly and promptly perform its obligations and diligently pursue its rights under the Share Purchase Agreement and the Tax Deed of Covenant.

(b)	The Company shall supply the Security Trustee and any Receiver with copies of the Share Purchase Agreement and the Tax Deed of Covenant and to the extent it is in the Company’s power to do so, any information and documentation relating to the Share Purchase Agreement and the Tax Deed of Covenant requested by the Security Trustee or any Receiver.

(c)	The Company shall to the extent possible use its reasonable endeavours to procure that National Power plc will perform all its obligations under the Share Purchase Agreement and the Tax Deed of Covenant in accordance with their terms.

(d)	The Company shall not take any action which would reasonably be likely to jeopardise the existence, enforceability or collectability of the Security Assets.

(e)	The Company has been provided with and acknowledges the agreements of the Borrower contained in Clause 11.4 (Taxes) of the Credit Agreement insofar as they relate to the rights and obligations of the Company under the Tax Deed of Covenant.

(f)	The Company agrees that where in Clause 11.4 (Taxes) of the Credit Agreement the Borrower is required to the extent possible, to procure that the Company exercises its rights and fulfils its obligations under the Tax Deed of Covenant in a particular manner, the Company must exercise those rights and fulfil those obligations in that manner.

7.4	Deposit of Shares

To the extent that it has not done so in accordance with the Shares Pledge, the Company shall:

(a)	deposit with the Security Trustee, or as the Security Trustee may direct, all certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights; and

(b)	execute and deliver to the Security Trustee all share transfers and other documents which may be requested by the Security Trustee in order to enable the Security Trustee or its nominees to be registered as the owner or otherwise obtain a legal title to the Shares and their Related Rights at any time after a Default has occurred and is continuing.

7.5	Calls and other obligations

(a)	To the extent that it has not done so in accordance with the Shares Pledge, the Company shall pay all calls or other payments due and payable in respect of any of the Mortgaged Assets and if the Company fails to do so the Security Trustee may pay the calls or other payments on behalf of the Company. The Company shall promptly on demand reimburse the Security Trustee for any payment made by the Security Trustee pursuant to this paragraph (a).

(b)	The Company shall promptly copy to the Security Trustee and comply with all requests for information which is within its knowledge and which are made under section 212 of the Companies Act 1985 or any similar provision contained in any articles of association or other constitutional document relating to any of the Mortgaged Assets and if it fails to do so the Security Trustee may elect to provide such information as it may have on behalf of the Company.

(c)	The Company shall comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.

(d)	The Security Trustee is not obliged to carry out any obligation of the Company in respect of the Mortgaged Assets or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Company, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed.

7.6	Restrictions on dealing

The Company shall not:

(a)	create or permit to subsist any Security Interest on any Security Asset other than the Security Interests created by this Deed;

(b)	sell, transfer, grant, or lease or otherwise dispose of any Security Asset; or

(c)	take or permit the taking of any action which would reasonably be likely to result in the rights attaching to any Mortgaged Assets being altered or further shares in the Borrower being issued (other than the issue of any deferred shares by the Company in accordance with the terms of the Share Subscription Agreement).

8.	RECEIPTS ACCOUNT

8.1	Interest

Amounts standing to the credit of the Receipts Account shall bear interest at a rate considered by the Security Trustee, acting reasonably, to be a fair market rate.

8.2	Withdrawals

(a)	Except with the prior consent of the Security Trustee, the Company shall not withdraw any moneys standing to the credit of the Receipts Account.

(b)	The Security Trustee (or a Receiver) may (subject to the payment of any claims having priority to this security) withdraw amounts standing to the credit of the Receipts Account for the application in accordance with the Intercreditor Agreement.

9.	WHEN SECURITY BECOMES ENFORCEABLE

The security constituted by this Deed shall become immediately enforceable upon the occurrence and continuance of an Event of Default and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Deed, shall be immediately exercisable upon and at any time after the occurrence and continuance of any Event of Default. After the security constituted by this Deed has become enforceable, the Security Trustee may in its absolute discretion enforce all or any part of the security in any manner it sees fit.

10.	ENFORCEMENT OF SECURITY

10.1	General

For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed and Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Deed.

10.2	Contingencies

If the Security Trustee enforces the security constituted by this Deed at a time when no Secured Liabilities are due but at a time when Secured Liabilities may or will become so due, the Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account with the Security Trustee or such other bank as may be designated for this purpose by the Security Trustee.

10.3	Shares

After the security constituted by this Deed has become enforceable, the Security Trustee may exercise (in the name of the Company and without any further consent or authority on the part of the Company) any voting rights and any powers or rights which may be exercised by the person or persons in whose name any Share or its Related Rights are registered or who is the holder of any of them or otherwise (including all the powers given to trustees by Section 10(3) and (4) of the Trustee Act, 1925 as amended by Section 9 of the Trustee Investment Act, 1961 in respect of securities or property subject to a trust).

10.4	No liability as mortgagee in possession

Neither the Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

10.5	Agent of the Company

Each Receiver is deemed to be the agent of the Company for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Company alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Security Trustee shall not incur any liability (either to the Company or to any other person) by reason of the Security Trustee making its appointment as a Receiver or for any other reason.

10.6	Privileges

Each Receiver and the Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that Section 103 of the Act does not apply.

10.7	Protection of third parties

No person (including a purchaser) dealing with the Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Security Trustee or the Receiver is purporting to exercise has become exercisable;

(c)	whether any Secured Liabilities remain due; or

(d)	how any money paid to the Security Trustee or to the Receiver is to be applied.

10.8	Redemption of prior Mortgages

At any time after the security constituted by this Deed has become enforceable, the Security Trustee may do one or more of the following:

(a)	redeem any prior Security Interest against any Security Asset (other than any Security Interest created under the First Security Assignment);

(b)	procure the transfer of that Security Interest to itself (other than any Security Interest created under the First Security Assignment); or

(c)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (other than any accounts of the Issuer); any accounts so settled and passed shall be conclusive and binding on the Company.

All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption or transfer shall be paid by the Company to the Security Trustee on demand.

11.	RECEIVER

11.1	Appointment of Receiver

At any time after the security constituted by this Deed becomes enforceable, or if the Company so requests the Security Trustee in writing, at any time, the Security Trustee may without further notice appoint under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets provided that the Security Trustee may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Security Trustee is prohibited from doing so by Section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

11.2	Removal

The Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver):

(a)	remove any Receiver appointed by it; and

(b)	may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

11.3	Remuneration

The Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act shall not apply.

11.4	Relationship with Security Trustee

To the fullest extent permitted by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Deed becomes enforceable be exercised by the Security Trustee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

12.	POWERS OF RECEIVER

12.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 12 in addition to those conferred by any law; this includes:

(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

(c)	Each Receiver has all the rights, power and discretions set out in Schedule 1 to the Insolvency Act, 1986.

12.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Assets.

12.3	Carry on business

A Receiver may carry on the business of the Company as it relates to the Security Assets as he thinks fit.

12.4	Employees

A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Company.

12.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Deed or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

12.6	Sale of assets

A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit.

12.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Company or relating in any way to any Security Asset.

12.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

12.9	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

12.10	Delegation

A Receiver may delegate his powers in accordance with Clause 14 (Delegation).

12.11	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

and may use the name of the Company for any of the above purposes.

13.	APPLICATION OF PROCEEDS

Any moneys received by the Security Trustee after the security constituted by this Deed has become enforceable shall be applied in accordance with the Intercreditor Agreement.

14.	DELEGATION

The Security Trustee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Deed. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Security Trustee or such Receiver (as the case may be) may think fit. Neither the Security Trustee nor any Receiver will be in any way liable or responsible to the Company for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate unless caused by the Security Trustee or, as the case may be, the Receiver.

15.	FURTHER ASSURANCES

The Company shall, at its own expense, take whatever action the Security Trustee or a Receiver may reasonably require for:

(a)	perfecting or protecting the security intended to be created by this Deed; and/or

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by the Security Trustee or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset after such time as the security constituted by this Deed shall have become enforceable, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

16.	POWER OF ATTORNEY

The Company, by way of security, irrevocably and severally appoints the Security Trustee, each Receiver and any of their delegates or sub-delegates to be its attorney to take any action which the Company is obliged to take under this Deed, including under Clause 16 (Further Assurances). The Company ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

17.	WAIVER, REMEDIES CUMULATIVE

The rights of the Security Trustee under this Deed:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

18.	MISCELLANEOUS

18.1	Covenant to pay

The Company shall pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents.

18.2	Tacking

The Security Trustee agrees on behalf of the Finance Parties that each Finance Party shall perform its obligations under the Finance Documents (including any obligation to make available further advances).

18.3	No liability on Security Trustee

The Security Trustee is not liable for any loss of any kind (including any loss arising from changes in exchange rates) which may occur as a result of the exercise or purported exercise of, or any delay or neglect to exercise, any of its rights under this Deed, unless such loss arises as a result of the gross negligence, wilful default upon its part.

18.4	New Accounts

If the Security Trustee receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset, the Security Trustee may open a new account with the Company. If the Security Trustee does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Security Trustee will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Deed is security.

18.5	Time Deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Company has with any Finance Party at a time within the Security Period when:

(a)	this security has become enforceable; and

(b)	no amount of the Secured Liabilities is due and payable,

that time deposit shall automatically be renewed for any further maturity which that Finance Party considers appropriate.

18.6	Certificates

A certificate or determination by the Security Trustee of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

18.7	Stamp duties

The Company will pay and promptly on demand indemnify the Security Trustee against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Deed to the extent that the Security Trustee has not been so reimbursed under the Credit Agreement.

19.	SEVERABILITY

If any provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provisions of this Deed.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

21.	CHANGES TO THE PARTIES

21.1	Transfer by the Company

The Company may not assign, transfer, novate or dispose of its rights or obligations under this Deed.

21.2	Transfers by the Security Trustee

The Security Trustee may assign, transfer, novate or dispose of all or any part of its rights or obligations under this Deed to a successor Security Trustee appointed in accordance with clause 12.11 of the Intercreditor Agreement or to any other person after the Security Interests created under this Deed have become enforceable.

22.	NOTICES

22.1	Giving of notices

All notices or other communications under or in connection with this Deed shall be given in writing and, unless otherwise stated, may be made by facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

22.2	Addresses for notices

(a)	The address and facsimile number of the Company are:

Eggborough Power (Holdings) Limited

10 Lochside Place

Edinburgh

Lothian E12 9DF

Facsimile No: **** *** **** (Attention: Company Secretary); and

                **** *** **** (Attention: Group Treasurer),

or such other as the Company may notify to the Security Trustee by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Security Trustee are:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Facsimile No: 020 7773 1840,

or such other as the Security Trustee may notify to the Company by not less than five Business Days’ notice.

23.	RELEASE

Upon the expiry of the Security Period (but not otherwise), the Security Trustee shall:

(a)	at the request and cost of the Company, take whatever action is necessary to re-assign to the Company absolutely the Assigned Assets not applied by the Security Trustee towards payment of the Secured Liabilities; and

(b)	notify in writing the Borrower of the termination of this Deed and the re-assignment absolutely to the Company of the Security Assets.

23.2	Shares

Subject to Clause 24.3 (Option Agreements) below, upon the expiry of the Security Period (but not otherwise) the Security Trustee shall, at the request and the cost of the Company, take whatever action is necessary to release the Mortgaged Assets from the security constituted by this Deed.

23.3	Option Agreements

Nothing in this Deed shall prevent the Security Trustee from irrevocably:

(a)	re-assigning the Assigned Assets to the Company; and

(b)	releasing the Mortgaged Assets from the security constituted by this Deed;

in accordance with the terms of the Finance Documents and the Option Agreements.

**** indicates material omitted and filed separately with the Commission.

24.	GOVERNING LAW AND JURISDICTION

24.1	Governing Law

This Deed is governed by English law.

24.2	Jurisdiction

(a)	For the benefit of the Security Trustee, the Company agrees that the High Courts of Justice in London, and all appellate courts therefrom have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that any suit, action or proceedings in connection with this Deed may be brought in the High Courts of Justice in London and all appellate courts therefrom and accordingly submits to the jurisdiction of the High Courts of Justice in London and all appellate courts therefrom.

(b)	The Company irrevocably and unconditionally agrees that nothing in this Deed shall affect the right to serve process in any manner permitted by law.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

NOTICES OF ASSIGNMENT

PART 1

NOTICE OF ASSIGNMENT – SHARE PURCHASE AGREEMENT

TO:	Innogy plc

FROM:	Barclays Bank plc.
		DATED:	, 2004

Dear Sirs,

Share Purchase Agreement dated 16th November, 1999 between yourselves and Eggborough

Power (Holdings) Limited (the Company)

(the Agreement)

This letter constitutes notice to you that the Company has assigned to us all its rights and benefits under the Agreement. Notwithstanding the assignment, the Company remains liable to perform all its obligations under the Agreement, if any, and we shall have no liability in respect of those obligations.

Subject to the terms of the notice of assignment to you dated [            ], 2000, please pay all moneys payable by you to the Company under the Agreement to the account number: [            ], sort code: [            ], reference: [            ], attention: [            ], with [            ] or such other account number or bank as we may otherwise instruct you in writing.

Please acknowledge receipt of this Notice of Assignment by signing the duplicate of this Notice of Assignment and returning the same to us for the attention of [            ].

Yours faithfully

For and on behalf of
Barclays Bank plc

[on copy]

We acknowledge receipt of the Notice of Assignment from Barclays Bank plc on             , 2004.

We confirm that we have not received any prior notice of assignment in relation to the same other than the notice of assignment from Barclays Bank plc dated [            ], 2000 (the Original Notice) and, subject to the Original Notice, agree to pay any monies payable by us to the Company under the Agreement to the above account and bank or as you shall otherwise instruct us in writing.

for and on behalf of
Innogy plc

PART 2

NOTICE OF ASSIGNMENT – TAX DEED OF COVENANT

TO:	Innogy plc

FROM:	Barclays Bank plc
		DATED:	, 2004

Dear Sirs,

Tax Deed of Covenant dated 3rd March, 2000 between yourselves and Eggborough Power

(Holdings) Limited (the Company)

(the Deed)

This letter constitutes notice to you that the Company has assigned to us all its rights and benefits under the Deed. Notwithstanding the assignment, the Company remains liable to perform all its obligations under the Deed, if any, and we shall have no liability in respect of those obligations.

Subject to the terms of the notice of assignment to you dated [            ], 2000, please pay all moneys payable by you to the Company under the Deed to the account number: [            ], sort code: [            ], reference: [            ], attention: [            ], with [            ] or such other account number or bank as we may otherwise instruct you in writing.

Please acknowledge receipt of this Notice of Assignment by signing the duplicate of this Notice of Assignment and returning the same to us for the attention of [            ].

Yours faithfully

For and on behalf of
Barclays Bank plc

[on copy]

We acknowledge receipt of the Notice of Assignment from Barclays Bank plc on [    ], 2004.

We confirm that we have not received any prior notice of assignment in relation to the same other than the notice of assignment from Barclays Bank plc dated [            ], 2000 (the Original Notice) and, subject to the Original Notice, agree to pay any monies payable by us to the Company under the Deed to the above account and bank or as you shall otherwise instruct us in writing.

for and on behalf of
Innogy plc

SIGNATORIES

EPHL

EXECUTED as a DEED by	)
EGGBOROUGH POWER	)
(HOLDINGS) LIMITED	)
acting by	)
and	)

Director	Robert Armour
Secretary	Jean MacDonald

BARCLAYS BANK PLC

as Security Trustee for
the Finance Parties

By:	Simon Deaves